Exhibit 10.10

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is treated by the Registrant as private or confidential.

TAX MATTERS AGREEMENT

by and among

OMNIAB, INC. (F/K/A AVISTA PUBLIC ACQUISITION CORP. II)

LIGAND PHARMACEUTICALS INCORPORATED

and

OMNIAB OPERATIONS, INC. (F/K/A OMNIAB, INC.)

Dated as of November 1, 2022

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

1.1	General	2

ARTICLE II
PAYMENTS AND TAX REFUNDS

2.1	Allocation of Federal Taxes	10
2.2	Allocation of State Taxes	10
2.3	Allocation of Foreign Taxes	11
2.4	Certain Transaction Taxes	12
2.5	Determinations Regarding the Allocation and Attribution of Taxes	12
2.6	Allocation of Employment Taxes	13
2.7	Tax Refunds	13
2.8	Tax Benefits	13
2.9	Prior Agreements	14

ARTICLE III
PREPARATION AND FILING OF TAX RETURNS

3.1	Remainco’s Responsibility	14
3.2	Spinco’s Responsibility	14
3.3	Right To Review Tax Returns	14
3.4	Cooperation	14
3.5	Tax Reporting Practices	15
3.6	Reporting of Reorganization	15
3.7	Payment of Taxes	16
3.8	Amended Returns and Carrybacks	17
3.9	Tax Attributes	17

ARTICLE IV
TAX-FREE STATUS OF THE DISTRIBUTION

4.1	Representations and Warranties	18
4.2	Restrictions Relating to the Distribution	19

ARTICLE V
INDEMNITY OBLIGATIONS

5.1	Indemnity Obligations	21
5.2	Indemnification Payments	22
5.3	Payment Mechanics	23
5.4	Treatment of Payments	23

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ARTICLE VI
TAX CONTESTS

6.1	Notice	23
6.2	Separate Returns	23
6.3	Joint Return	24
6.4	Obligation of Continued Notice	24
6.5	Settlement Rights	24
6.6	Tax Contest Participation	24

ARTICLE VII
COOPERATION

7.1	General	25
7.2	Consistent Treatment	25

ARTICLE VIII
RETENTION OF RECORDS; ACCESS

8.1	Retention of Records	26
8.2	Access to Tax Records	26

ARTICLE IX
DISPUTE RESOLUTION

9.1	Dispute Resolution	27

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1	Entire Agreement; Construction	27
10.2	Interest on Late Payments	27
10.3	Successors and Assigns	27
10.4	Subsidiaries	27
10.5	Assignability	28
10.6	No Fiduciary Relationship	28
10.7	Further Assurances	28
10.8	Survival	28
10.9	Notices	28
10.10	Counterparts	29
10.11	Consents	29
10.12	Expenses	29
10.13	Termination and Amendment	29
10.14	Titles and Headings	29
10.15	Severability	29
10.16	Interpretation	29
10.17	No Duplication; No Double Recovery	29
10.18	No Waiver	29
10.19	Governing Law	30
10.20	Distribution Time	30

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TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of November 1, 2022 by and among OmniAb, Inc., a Delaware corporation (f/k/a Avista Public Acquisition Corp. II) (“Parent”), Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Remainco”), and OmniAb Operations, Inc., a Delaware corporation (f/k/a OmniAb, Inc.) (“Spinco” and, together with Parent and Remainco, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation Agreement”).

R E C I T A L S

WHEREAS, the board of directors of Remainco has determined that it is in the best interests of Remainco to separate Remainco’s business from Spinco’s business pursuant to the Separation Agreement (the “Separation”) and, following the Separation, to undertake the Distribution;

WHEREAS, Remainco has effected certain restructuring transactions for the purpose of aggregating Spinco’s business in the Spinco Group (as defined below) prior to the Distribution (the “Reorganization”) and in connection therewith, undertaken the Contribution to Spinco which, in exchange therefor, Spinco has issued to Remainco shares of Spinco Common Stock;

WHEREAS, Remainco intends to effect the Distribution in a transaction that, together with the Contribution, is intended to qualify as a “reorganization” under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS, pursuant to that Merger Agreement entered into as of March 23, 2022 by and among Remainco, Spinco, Parent, and Merger Sub (the “Merger Agreement”), following the completion of the Distribution, Merger Sub will be merged with and into Spinco, with Spinco continuing as the surviving corporation;

WHEREAS, the Parties intend that the Merger (as defined below) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, certain members of the Remainco Group (as defined below), on the one hand, and certain members of the Spinco Group, on the other hand, file certain Tax Returns on a consolidated, combined or unitary basis for certain federal, state, local and foreign Tax purposes; and

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Distribution combined with certain steps in the Reorganization.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 General. As used in this Agreement, the following terms shall have the following meanings:

“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise. The term “Affiliate” shall refer to Affiliates of a Person as determined immediately after the Merger.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement; provided, however, this Agreement shall not be considered an “Ancillary Agreement.”

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contribution” shall have the meaning set forth in the Separation Agreement.

“Distribution” shall have the meaning set forth in the Separation Agreement.

“Distribution Date” shall mean the date on which the Distribution is completed.

“Distribution Taxes” means any Taxes incurred solely as a result of the failure of the Tax-Free Status of the Internal Transactions.

“Distribution Time” shall have the meaning set forth in the Separation Agreement.

“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.

“Employment Tax” shall mean those Liabilities (as defined in the Separation Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.

“Equity Awards” means options, share appreciation rights, restricted shares, share units or other compensatory rights with respect to Spinco Common Stock or Parent stock.

“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code other than an Employment Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” any Tax imposed by the federal government of the United States other than any Federal Income Tax and any interest, penalties, additions to Tax, or additional amounts in respect of the foregoing.

“Federal Tax” means any Federal Income Tax or Federal Other Tax.

“Final Determination” shall mean the final resolution of liability for any Tax for any Tax Period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any Tax Period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Foreign Income Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income Tax as defined in Treasury Regulations § 1.901-2, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Foreign Other Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, other than any Foreign Income Taxes, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Foreign Tax” shall mean any Foreign Income Taxes or Foreign Other Taxes.

“Governmental Entity” shall have the meaning set forth in the Separation Agreement.

“Group” shall mean the Remainco Group, the Spinco Group or the Parent Group, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 5.2.

“Indemnitee” shall have the meaning set forth in Section 5.2.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Joint Return” shall mean any Tax Return that actually includes, by election or otherwise, or is required to include under applicable Law, one or more members of the Remainco Group together with one or more members of the Spinco Group.

“Law” shall have the meaning set forth in the Separation Agreement.

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Sub” shall have the meaning set forth in the Merger Agreement.

“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Sections 6.2 and 6.3 of this Agreement.

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Group” shall mean Parent and each of its direct and indirect Subsidiaries after the Merger.

“Parties” shall mean the parties to this Agreement.

“Past Practices” shall have the meaning set forth in Section 3.5.

“Person” shall have the meaning set forth in the Separation Agreement.

“Post-Distribution Period” shall mean any Tax Period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Post-Distribution Ruling” shall have the meaning set forth in Section 4.2(c).

“Pre-Distribution Period” shall mean any Tax Period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Prohibited Acts” shall have the meaning set forth in Section 4.2.

“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations § 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Spinco or Parent management or shareholders, is a hostile acquisition, or otherwise, as a result of which Spinco (or any successor thereto) or Parent would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, an amount of stock of Spinco or Parent that would, when combined with any other changes in ownership of Spinco stock or Parent stock pertinent for purposes of Section 355(e) of the Code (including the Merger), comprise 45% or more of (a) the value of all outstanding shares of stock of Spinco or Parent, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Spinco or Parent, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Spinco or Parent of a shareholder rights plan, (ii) issuances by Spinco or Parent that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations § 1.355-7(d), including such issuances net of exercise price and/or tax withholding (provided, however, that any sale of such stock in connection with a net exercise or tax withholding is not exempt under this clause (ii) unless it satisfies the requirements of Safe Harbor VII of Treasury Regulations § 1.355-7(d)) or (iii) acquisitions that satisfy Safe Harbor VII of Treasury Regulations § 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. For purposes of this definition, each reference to Spinco shall include a reference to any entity treated as a successor thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Merger shall not constitute a proposed Acquisition Transaction.

“Protective Section 336(e) Elections” shall have the meaning set forth in Section 3.6(b).

“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.

“Remainco” shall have the meaning set forth in the preamble hereto.

“Remainco Affiliated Group” shall mean an affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which a member of the Remainco Group is a member.

“Remainco Common Stock” shall mean the common stock of Remainco, par value $0.001 per share.

“Remainco Disqualifying Action” means, with respect to any Distribution Taxes, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant contained herein or in the Tax Materials, by any member of the Remainco Group that results in any Party (or any of its Affiliates) being liable for such Distribution Taxes pursuant to a Final Determination, (b) any event (or series of events) involving capital stock of Remainco or any assets of any member of the Remainco Group or (c) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained in the Tax Materials; provided, however, a Remainco Disqualifying Action shall not include any failure to be true, inaccuracy in, or breach of any of the representations, warranties, statements or covenants contained in the Tax Materials that is a failure to be true, inaccuracy in, or breach of the representations, warranties, statements or covenants contained in Section 4.1(c) that Parent or Spinco is responsible for pursuant to Section 4.1(c).

“Remainco Federal Consolidated Income Tax Return” shall mean any U.S. federal income Tax Return for a Remainco Affiliated Group.

“Remainco Group” shall mean Remainco and each Person that is a Subsidiary of Remainco; provided, however, that no member of the Spinco Group shall be a member of the Remainco Group.

“Remainco Retained Business” shall have the meaning given to the term “Ligand Retained Business” in the Separation Agreement.

“Remainco Separate Return” shall mean any Tax Return of or including any member of the Remainco Group (including any consolidated, combined, or unitary return) that does not include any member of the Spinco Group.

“Reorganization” shall have the meaning set forth in the recitals.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.

“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.

“Section 336(e) Allocation Statement” shall have the meaning set forth in Section 3.6(c).

“Section 336(e) Tax Benefit Percentage” means, with respect to any Distribution Taxes and Tax-Related Losses attributable thereto, the percentage equal to one hundred percent (100%) minus the percentage of such Distribution Taxes and Tax-Related Losses for which Remainco is entitled to indemnification under this Agreement.

“Separate Return” shall mean a Remainco Separate Return or a Spinco Separate Return, as the case may be.

“Separation” shall have the meaning set forth in the recitals.

“Separation Agreement” shall have the meaning set forth in the preamble hereto.

“Spinco” shall have the meaning set forth in the preamble hereto.

“Spinco Business” shall have the meaning given to the term “OmniAb Business” in the Separation Agreement.

“Spinco Common Stock” shall mean the Common Stock, par value $0.001 per share, of Spinco.

“Spinco Disqualifying Action” means, with respect to any Distribution Taxes, (a) any act, or failure or omission to act, including, without limitation, the breach of any covenant contained herein or in the Tax Materials, by Parent or any member of the Spinco Group that results in any Party (or any of its Affiliates) being liable for such Distribution Taxes pursuant to a Final Determination, regardless of whether such act or failure to act is covered by a Post-Distribution Ruling or Unqualified Tax Opinion, (b) any event (or series of events) involving capital stock of Parent or Spinco or any assets of any member of the Parent Group or Spinco Group, or (c) any failure to be true, inaccuracy in, or breach of any of the representations or statements contained herein; provided however, that a Spinco Disqualifying Action shall not include a failure to be true, inaccuracy in, or breach of the representations, warranties, statements or covenants in Section 4.1(c) that is the responsibility of Remainco pursuant to Section 4.1(c).

“Spinco Group” shall mean Spinco and each Person that will be a Subsidiary of Spinco as of immediately after the Distribution Time; provided, that, for the avoidance of doubt, no member of the Remainco Group shall be a member of the Spinco Group.

“Spinco Separate Return” shall mean any Tax Return of or including any member of the Spinco Group (including any consolidated, combined, or unitary return) that does not include any member of the Remainco Group.

“Straddle Period” shall mean any taxable year or other Tax Period that begins on or before the Distribution Date and ends after the Distribution Date.

“State Income Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State that is imposed on or measured by income, including state or local franchise or similar Taxes measured by income, as well as any state or local franchise or similar Taxes imposed in lieu of or in addition to a tax imposed on or measured by income and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state or the District of Columbia, other than any State Income Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing

“State Taxes” means any State Income Tax or any State Other Tax.

“Subsidiary” shall have the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or non-U.S. Governmental Entity or political subdivision thereof, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future Tax Period.

“Tax Benefit” shall have the meaning set forth in Section 2.8.

“Tax Certificates” shall mean any certificates of officers of Parent, Remainco and Spinco, provided to Latham & Watkins LLP, Weil, Gotshal & Manges LLP or any other law or accounting firm in connection with any Tax Opinion issued in connection with the Reorganization, Distribution, or Merger.

“Tax Contest” shall have the meaning set forth in Section 6.1.

“Tax-Free Status of the Internal Transactions” shall mean the qualification of the Contribution and the Distribution, taken together, (A) as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, (B) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code and (C) as a transaction in which Remainco, Spinco and the holders of Remainco Common Stock recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, other than, in the case of the holders of Remainco Common Stock for cash in lieu of fractional shares of Spinco Common Stock and in the case of Remainco and Spinco, amounts subject to Section 356 of the Code and intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Tax-Free Status of the Merger” shall mean the qualification of the Merger as a reorganization under 368(a) of the Code and as a transaction in which the shareholders of Spinco recognize no income or gain pursuant to Section 354(a) of the Code (except to the extent of any cash received in lieu of fractional shares of Parent stock).

“Tax-Free Status of the Transactions” shall mean both the Tax-Free Status of the Internal Transactions and the Tax-Free Status of the Merger.

“Tax Item” shall mean any item of income, gain, loss, deduction, or credit.

“Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.

“Tax Materials” shall have the meaning set forth in Section 4.1(a).

“Tax Opinion” shall mean any written opinion of Latham & Watkins LLP, Weil, Gotshal & Manges LLP or any other Law or accounting firm, regarding certain tax consequences of certain transactions executed as part of the Separation, the Reorganization, the Contribution, the Distribution or the Merger, as applicable.

“Tax Period” means, with respect to any Tax, the period for which such Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall have the meaning set forth in Section 8.1.

“Tax-Related Losses” shall mean with respect to any Taxes, (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Remainco (or any of its Affiliates) or Spinco (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Tax-Free Status of the Transactions.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any Governmental Entity or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transactions” shall mean the Contribution, Distribution and Merger.

“Transaction Taxes” shall mean all Taxes imposed on the Remainco Group or the Spinco Group in connection with the Separation, the Reorganization, the Contribution or the Distribution other than Distribution Taxes.

“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a nationally recognized law firm or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Transactions. Any such opinion may assume that the Tax-Free Status of the Transactions would apply if not for the occurrence of the transaction in question.

ARTICLE II

PAYMENTS AND TAX REFUNDS

2.1 Allocation of Federal Taxes. Except as otherwise provided in Section 2.4, Federal Taxes shall be allocated as follows:

(a) Federal Income Taxes.

(i) Remainco shall be responsible for any and all Federal Income Taxes (including any increase in such Taxes as a result of a Final Determination) due with respect to or required to be reported on (A) any Joint Return; provided, however, that Parent and Spinco shall be responsible for any and all such Taxes that are attributable to the Spinco Business with respect to any Post-Distribution Period, (B) any Remainco Separate Return, or (C) any Spinco Separate Return with respect to any Pre-Distribution Period.

(ii) Parent and Spinco shall be responsible for any and all Federal Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Spinco Separate Return with respect to any Post-Distribution Period.

(b) Federal Other Taxes Relating to Joint Returns. Remainco shall be responsible for any and all Federal Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Joint Return; provided, however, that Parent and Spinco shall be responsible for any and all such Taxes that are attributable to the Spinco Business with respect to any Post-Distribution Period.

(c) Federal Other Taxes Relating to Separate Returns.

(i) Remainco shall be responsible for any and all Federal Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on (A) any Remainco Separate Return or (B) any Spinco Separate Return with respect to any Pre-Distribution Period.

(ii) Parent and Spinco shall be responsible for any and all Federal Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Spinco Separate Return with respect to any Post-Distribution Period.

2.2 Allocation of State Taxes. Except as otherwise provided in Section 2.4, State Taxes shall be allocated as follows .

(a) State Income Taxes Relating to Joint Returns. Remainco shall be responsible for any and all State Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Joint Return; provided, however, that Parent and Spinco shall be responsible for any and all such Taxes that are attributable to the Spinco Business with respect to any Post-Distribution Period.

(b) State Income Taxes Relating to Separate Returns.

(i) Remainco shall be responsible for any and all State Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on (A) any Remainco Separate Return or (B) any Spinco Separate Return with respect to any Pre-Distribution Period.

(ii) Parent and Spinco shall be responsible for any and all State Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Spinco Separate Return with respect to any Post-Distribution Period.

(c) State Other Taxes Relating to Joint Returns. Remainco shall be responsible for any and all State Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Joint Return; provided, however, that Parent and Spinco shall be responsible for any and all such Taxes that are attributable to the Spinco Business with respect to any Post-Distribution Period.

(d) State Other Taxes Relating to Separate Returns.

(i) Remainco shall be responsible for any and all State Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on (A) any Remainco Separate Return or (B) any Spinco Separate Return with respect to any Pre-Distribution Period.

(ii) Parent and Spinco shall be responsible for any and all State Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Spinco Separate Return for any Post-Distribution Period.

2.3 Allocation of Foreign Taxes . Except as otherwise provided in Section 2.4, Foreign Taxes shall be allocated as follows:

(a) Foreign Income Taxes Relating to Joint Returns. Remainco shall be responsible for any and all Foreign Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Joint Return; provided, however, that Parent and Spinco shall be responsible for any and all such Taxes that are attributable to the Spinco Business with respect to any Post-Distribution Period.

(b) Foreign Income Taxes Relating to Separate Returns.

(i) Remainco shall be responsible for any and all Foreign Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on (A) any Remainco Separate Return or (B) any Spinco Separate Return with respect to any Pre-Distribution Period.

(ii) Parent and Spinco shall be responsible for any and all Foreign Income Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Spinco Separate Return with respect to any Post-Distribution Period.

(c) Foreign Other Tax Relating to Joint Returns. Remainco shall be responsible for any and all Foreign Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Joint Return; provided, however, that Parent and Spinco shall be responsible for any and all such Taxes that are attributable to the Spinco Business with respect to any Post-Distribution Period.

(d) Foreign Other Tax Relating to Separate Returns.

(i) Remainco shall be responsible for any and all Foreign Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on (A) any Remainco Separate Return or (B) any Spinco Separate Return with respect to any Pre-Distribution Period.

(ii) Parent and Spinco shall be responsible for any and all Foreign Other Taxes (including any increase in such Taxes as a result of a Final Determination) required to be reported on any Spinco Separate Return with respect to any Post-Distribution Period.

2.4 Certain Transaction Taxes. Notwithstanding the provisions set forth in Sections 2.1, 2.2, and 2.3:

(a) Parent and Spinco shall pay and be responsible for any Transaction Taxes in excess of the Transaction Taxes that would have been imposed on the Separation, the Reorganization, the Contribution, or the Distribution had such transactions been consummated but the Merger was not consummated; and

(b) Remainco shall pay and be responsible for any and all Transaction Taxes other than those Transaction Taxes described in Section 2.4(a).

2.5 Determinations Regarding the Allocation and Attribution of Taxes. For purposes of Sections 2.1, 2.2, and 2.3, Taxes shall be allocated, to the extent relevant, in accordance with the following:

(a) With respect to the Remainco Federal Consolidated Income Tax Return for the taxable year that includes the Distribution Date, Remainco shall use the closing of the books method under Treasury Regulations § 1.1502-76, unless otherwise agreed by Remainco and Parent.

(b) Remainco, Parent, and Spinco shall take all actions necessary or appropriate to close the taxable year of each member of the Spinco Group for all Tax purposes as of the close of the Distribution Date to the extent permitted by applicable Law. With respect to Taxes for any Straddle Period, (a) if applicable Law does not permit a member of the Spinco Group to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of such member as of the close of the Distribution Date; provided that exemptions, allowances, or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion, and (b) any other Taxes, including property Taxes, that are calculated on an annual or periodic basis and not assessed with respect to a transaction or series of transactions shall be allocated to the portion of the Straddle Period ending on the Distribution Date and the portion of the Straddle Period beginning after the Distribution Date in proportion to the number of days in each such portion.

2.6 Allocation of Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.

2.7 Tax Refunds.

(a) Remainco shall be entitled to all Refunds related to Taxes the liability for which is allocated to Remainco pursuant to this Agreement. Spinco shall be entitled to all Refunds related to Taxes the liability for which is allocated to Spinco pursuant to this Agreement.

(b) Parent or Spinco shall pay to Remainco any Refund received by Parent or Spinco or any member of the Spinco Group or Parent Group that is allocable to Remainco pursuant to this Section 2.7 no later than thirty (30) Business Days after the receipt of such Refund. Remainco shall pay to Spinco any Refund received by Remainco or any member of the Remainco Group that is allocable to Spinco pursuant to this Section 2.7 no later than thirty (30) Business Days after the receipt of such Refund. For purposes of this Section 2.7, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions). To the extent that the amount of any Refund in respect of which a payment was made under this Section 2.7 is later reduced by a Taxing Authority or in a Tax Contest, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.7 and an appropriate adjusting payment shall be made.

2.8 Tax Benefits. Except with respect to any Tax Benefit arising as a result of the Protective 336(e) Elections, if (a) one Party is responsible for a Tax pursuant to this Agreement and (b) the other Party is entitled to a deduction, credit or other Tax benefit relating to such Tax (a “Tax Benefit”), then the Party entitled to such Tax Benefit shall pay to the Party responsible for such Tax the amount of any cash Tax savings realized by the entitled Party as a result of such Tax Benefit, net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such Tax Benefit, including any Taxes imposed by way of withholding or offset, no later than thirty (30) Business Days after such cash Tax savings are realized. To the extent that the amount of any Tax Benefit in respect of which a payment was made under this Section 2.8 is later reduced by a Taxing Authority or in a Tax Contest, the Party that received such payment shall refund such payment to the Party that made such payment to the extent of such reduction.

2.9 Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Remainco Group and any member of the Spinco Group shall be terminated with respect to the Spinco Group and the Remainco Group as of the Distribution Date. No member of either the Spinco Group or the Remainco Group shall have any continuing rights or obligations under any such agreement.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

3.1 Remainco’s Responsibility. Remainco shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) all Joint Returns, and all Remainco Separate Returns, including any such amended Joint Returns or Separate Returns.

3.2 Spinco’s Responsibility. Parent or Spinco shall prepare and file, or shall cause to be prepared and filed, when due (taking into account any applicable extensions) all Spinco Separate Returns, including any such amended Spinco Separate Returns.

3.3 Right To Review Tax Returns. To the extent that a Party (the “Reviewing Party”) would reasonably be expected to be adversely affected by the positions taken on any Tax Return or could reasonably be required by the terms of this Agreement to provide an indemnity or make a payment for any Taxes reported or required to be reported on any Tax Return is not the Responsible Party, the Responsible Party shall prepare the portions of such Tax Return that could affect or result in indemnification by the Reviewing Party, shall provide a draft of such portions of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the due date for such Tax Return, and shall modify such portions of such Tax Return before filing to include the Reviewing Party’s reasonable comments.

3.4 Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided under Article VIII. Notwithstanding anything to the contrary in this Agreement, Remainco shall not be required to disclose to Parent or Spinco any consolidated, combined, unitary, or other similar Joint Return of which a member of the Remainco Group is the common parent or any information related to such a Joint Return other than information relating solely to the Spinco Group; provided, that Remainco shall provide such additional information that is reasonably required in order for Spinco to determine the Taxes attributable to the Spinco Business. If an amended Separate Return for which Parent or Spinco is responsible under this Article III is required to be filed as a result of an amendment made to a Joint Return pursuant to an audit adjustment, then the Parties shall use their respective commercially reasonable efforts to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of confidentiality agreements or third party preparers.

3.5 Tax Reporting Practices. Except as provided in Section 3.6, with respect to any Tax Return for any Tax Period that begins on or before the second anniversary of the Distribution Date with respect to which Parent or Spinco is the Responsible Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Spinco; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. Neither Parent nor Spinco shall take any action inconsistent with the assumptions (including with respect to any Tax Item) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, neither Parent nor Spinco shall be permitted, and shall not permit any member of the Spinco Group or Parent Group, without Remainco’s prior written consent (not to be unreasonably withheld, conditioned or delayed), to make a change in any of its methods of accounting for Tax purposes until all applicable statutes of limitations for all Pre-Distribution Periods have expired.

3.6 Reporting of Reorganization.

(a) The Tax treatment of any step in or portion of the Separation, the Reorganization, the Contribution and the Distribution shall be reported on each applicable Tax Return consistently with the Tax-Free Status of the Transactions, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Separation, the Reorganization, the Contribution or the Distribution (as applicable) shall be reported.

(b) If Remainco determines, in its reasonable discretion, that protective elections under Section 336(e) of the Code (and any applicable state or local Tax Law) shall be made with respect to the Distribution for Spinco and each member of the Spinco Group that is a domestic corporation for Federal Income Tax purposes (the “Protective Section 336(e) Elections”), then Remainco and Spinco shall enter into a written, binding agreement to make the Protective Section 336(e) Elections, and Remainco and Spinco shall timely make the Protective Section 336(e) Elections in accordance with Treasury Regulations § 1.336-2(h). For the avoidance of doubt, such agreement is intended to constitute a “written, binding agreement” to make the Protective Section 336(e) Elections within the meaning of Treasury Regulations § 1.336-2(h)(1)(i).

(c) Remainco, Parent and Spinco shall cooperate in making the Protective Section 336(e) Elections, if any, including filing any statements, amending any Tax Returns or undertaking such other actions reasonably necessary to carry out the Protective Section 336(e) Elections. Remainco shall determine the “aggregate deemed asset disposition price” and the “adjusted grossed-up basis” (each as defined under applicable Treasury Regulations) and the allocation of such aggregate deemed asset disposition price and adjusted grossed-up basis among the assets of the applicable member or members of the Remainco Group or Spinco Group, each in accordance with the applicable provisions of Section 336(e) of the Code and applicable Treasury Regulations (the “Section 336(e) Allocation Statement”). Each Party agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Elections, including the Section 336(e) Allocation Statement, on any Tax Return, in connection with any Tax Contest or for any other Tax purposes (in each case, excluding any position taken for financial accounting purposes), except as may be required by a Final Determination.

(d) In the event of a failure of the Tax-Free Status of the Transactions, if Remainco is not entitled to indemnification for one hundred percent (100%) of any Distribution Taxes and Tax-Related Losses attributable thereto arising from such failure, Remainco shall be entitled to quarterly payments from Parent or Spinco equal to the Section 336(e) Tax Benefit Percentage of the actual Tax savings if, as and when realized by the Spinco Group arising from the increase in Tax basis (including, for the avoidance of doubt, any such increase in Tax basis attributable to payments made pursuant to this Section 3.6(d)) resulting from the Protective Section 336(e) Election, determined on a “with and without” basis (treating any deductions or amortization attributable to the increase in Tax basis resulting from the Protective 336(e) Election, or any other recovery of such increase in Tax basis, as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards); provided, however, that such payments: (i) shall be reduced by all reasonable costs incurred by any member of the Spinco Group to amend any Tax Returns or other governmental filings related to such Protective Section 336(e) Election and (ii) shall not exceed the amount of any Distribution Taxes and Tax-Related Losses attributable thereto of the Remainco Group (not taking into account this Section 3.6(d)) arising from such failure of the Tax-Free Status of the Transactions and for which Remainco is not entitled to indemnification under this Agreement.

3.7 Payment of Taxes.

(a) With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.

(b) In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and thirty (30) Business Days after the receipt of such notice.

(c) For the avoidance of doubt, with respect to any Taxes that are estimated Taxes, (i) the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due, and (ii) in the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and thirty (30) Business Days after the receipt of such notice.

3.8 Amended Returns and Carrybacks.

(a) Parent and Spinco shall not, and shall not permit any member of the Spinco Group to, file or allow to be filed any request for an Adjustment for any Pre-Distribution Period without the prior written consent of Remainco, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Except as required by applicable Law, Remainco shall not, and shall not permit any member of the Remainco Group to, file or allow to be filed any amended Tax Return or request for an Adjustment for any Pre-Distribution Period or Straddle Period if the result would be to materially increase any liability of Spinco or any member of the Spinco Group (other than any such increase to the extent attributable to an adjustment to a Tax Attribute) either (i) under this Agreement or (ii) for a Post-Distribution Period, in each case without the prior written consent of Spinco, such consent not to be unreasonably withheld, conditioned or delayed.

(c) Except as prohibited by applicable Law, Parent and Spinco shall, and shall cause each member of the Spinco Group to, make any available elections to waive the right to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period.

(d) Parent and Spinco shall not, and shall cause each member of the Spinco Group not to, without the prior written consent of Remainco, make any affirmative election to carry back any Tax Attribute from a Post-Distribution Period to a Pre-Distribution Period, such consent to be exercised in Remainco’s sole discretion.

(e) Receipt of consent by Parent, Spinco, or a member of the Spinco Group from Remainco pursuant to the provisions of this Section 3.8 shall not limit or modify Parent’s or Spinco’s continuing indemnification obligation pursuant to Article V.

3.9 Tax Attributes. Remainco shall in good faith advise Spinco in writing of the amount, if any, of any Tax Attributes, which Remainco determines, in its good faith discretion, shall be allocated or apportioned to the Spinco Group under applicable Law. Parent, Spinco and all members of the Parent Group shall prepare all Tax Returns in accordance with such written notice. For the avoidance of doubt, Remainco may elect in its reasonable discretion, in order to comply with this Section 3.9, to create or cause to be created books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not typically maintain or prepare in the ordinary course of business.

ARTICLE IV

TAX-FREE STATUS OF THE DISTRIBUTION

4.1 Representations and Warranties.

(a) Remainco, on behalf of itself and all other members of the Remainco Group, hereby represents and warrants that (i) it has examined any and all Tax Opinions all materials delivered or deliverable in connection with the Tax Certificates or the rendering of any Tax Opinions (collectively, the “Tax Materials”), (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to Remainco or any member of the Remainco Group or the Remainco Retained Business, were or will be at the time presented or represented and from such time until and including the Distribution Time true, correct and complete in all material respects, and (iii) it has delivered copies of the Tax Materials to Parent.

(b) Remainco, on behalf of itself and all other members of the Remainco Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Remainco or any member of the Remainco Group or the Remainco Retained Business.

(c) Spinco, on behalf of itself and all other members of the Spinco Group, hereby represents and warrants or covenants and agrees, as appropriate, that it has examined the Tax Materials and the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to (i) the Spinco Group or Parent Group (including the business purposes for the Distribution) and the plans, proposals, intentions and policies of the Spinco Group or Parent Group after the Distribution Time, and (ii) the actions or non-actions of the Spinco Group or Parent Group to be taken (or not taken, as the case may be) after the Distribution Time, are, or will be from the time presented or made through and including the Distribution Time (and thereafter as relevant) true, correct and complete in all material respects, provided that, for the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, Remainco rather than Spinco or Parent shall be responsible for the accuracy of, or compliance with, any such representation, warranty, statement, or covenant with respect to the Spinco Group or the Spinco Business at the time presented or made (and, if applicable, through and including the Distribution Time).

(d) Parent and Spinco, on behalf of themselves and all other members of their respective Groups, hereby confirm and agree to comply with any and all covenants and agreements in the Tax Materials applicable to Parent, Spinco or any member of their respective Groups or the Spinco Business.

(e) Each of Remainco, on behalf of itself and all other members of the Remainco Group, Spinco, on behalf of itself and all other members of the Spinco Group, and Parent, represents and warrants that it knows of no fact (after due inquiry) that may cause the failure of the Tax-Free Status of the Transactions.

(f) Each of Remainco, on behalf of itself and all other members of the Remainco Group, Spinco, on behalf of itself and all other members of the Spinco Group, and Parent represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.

4.2 Restrictions Relating to the Distribution.

(a) Remainco, on behalf of itself and all other members of the Remainco Group, hereby covenants and agrees that no member of the Remainco Group will take, fail to take, or to permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials, (ii) any action where such action or failure to act would adversely affect, or could reasonably be expected to adversely affect, the Tax-Free Status of the Transactions or (iii) any action which constitutes a Remainco Disqualifying Action.

(b) Each of Spinco and Parent, on behalf of itself and all other members of their respective Groups, hereby covenants and agrees that no member of their Group will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials, (ii) any action where such action or failure to act would reasonably be expected to adversely affect the Tax-Free Status of the Transactions or (iii) any action which constitutes a Spinco Disqualifying Action.

(c) During the Restricted Period, Parent and Spinco:

(i) shall continue and cause to be continued the active conduct of the Spinco Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distribution,

(ii) shall not voluntarily dissolve or liquidate themselves or any member of the Spinco Group (including any action that is a liquidation for U.S. federal income tax purposes),

(iii) shall not (1) enter into any Proposed Acquisition Transaction or, to the extent Spinco or Parent has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (A) redeeming rights under a shareholder rights plan, (B) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (C) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the General Corporation Law of the State of Delaware or any similar corporate statute, any “fair price” or other provision of the charter or bylaws of Parent or Spinco, (D) amending its certificate of incorporation to declassify its board of directors or approving any such amendment, or (E) otherwise), (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock except (A) to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (B) to the extent reasonably necessary to pay the total tax liability arising from the vesting of an Equity Award, or (C) through a net exercise of an Equity Award, (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate, or agree to merge or consolidate, Parent or Spinco with any other Person (other than pursuant to the Merger) unless, in the case of a merger or consolidation, Parent or Spinco (as applicable) is the survivor of such merger or consolidation or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate (and taking into account the Merger) would, when combined with any other direct or indirect changes in ownership of Parent or Spinco capital stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty percent (50%) or greater interest in Parent or Spinco or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions; and

(iv) shall not and shall not permit any member of the Spinco Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than thirty percent (30%) of the consolidated gross assets of Spinco or the Spinco Group; provided, that this clause (iv) shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Spinco or any member of the Spinco Group; provided, further that the percentages of gross assets or consolidated gross assets of Spinco or the Spinco Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Spinco and the members of the Spinco Group as of the Distribution Date. For purposes of this Section 4.2(c)(iv), a merger of Spinco or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Spinco shall constitute a disposition of all of the assets of Spinco or such Subsidiary.

(d) Notwithstanding the restrictions imposed by Sections 4.2(b) and 4.2(c), Parent, Spinco or a member of the Spinco Group may take any of the actions or transactions described therein if Spinco either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Remainco, (ii) obtains a ruling from the IRS to the effect that such actions or transactions will not affect the Tax-Free Status of the Transactions (a “Post-Distribution Ruling”) or (iii) obtains the prior written consent of Remainco waiving the requirement that Spinco obtain an Unqualified Tax Opinion or Post-Distribution Ruling, such waiver to be provided in Remainco’s sole and absolute discretion. Remainco shall cooperate in good faith with any reasonable requests of Spinco in connection with securing any Post-Distribution Ruling or Unqualified Tax Opinion. Remainco’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. Spinco shall bear all costs and expenses of securing any such Unqualified Tax Opinion or Post-Distribution Ruling and shall reimburse Remainco for all reasonable out-of-pocket expenses that Remainco or any of its Affiliates may incur in good faith in connection with obtaining or evaluating any such Unqualified Tax Opinion or Post-Distribution Ruling. Except as otherwise provided in Section 5.1(d), neither the delivery of an Unqualified Tax Opinion, receipt of a Post-Distribution Ruling nor Remainco’s waiver of Spinco’s obligation to deliver an Unqualified Tax Opinion or obtain a Post-Distribution Ruling shall limit or modify Parent’s or Spinco’s continuing indemnification obligation Pursuant to Article V.

ARTICLE V

INDEMNITY OBLIGATIONS

5.1 Indemnity Obligations.

(a) Remainco shall indemnify and hold harmless Spinco from and against, and will reimburse Spinco for, (i) all liability for Taxes allocated to Remainco pursuant to Article II, (ii) all Taxes and Tax-Related Losses attributable thereto arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Remainco Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the Remainco Group that is allocated to Spinco pursuant to Section 2.7(a) and (iv) any Distribution Taxes and Tax-Related Losses attributable to a Remainco Disqualifying Action.

(b) Except as otherwise provided in Section 5.1(d), without regard to whether an Unqualified Tax Opinion may have been provided, any Post-Distribution Ruling obtained or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, in the Separation Agreement, the Merger Agreement or other Ancillary Agreement, Parent and Spinco shall indemnify and hold harmless Remainco from and against, and will reimburse Remainco for, (i) all liability for Taxes allocated to Spinco pursuant to Article II, (ii) all Taxes and Tax-Related Losses attributable thereto arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Spinco Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the Spinco Group that is allocated to Remainco pursuant to Section 2.7(a) and (iv) any Distribution Taxes and Tax-Related Losses attributable to a Spinco Disqualifying Action .

(c) Except as otherwise provided in Section 5.1(d), if any Distribution Taxes are (i) not attributable to either a Remainco Disqualifying Action or a Spinco Disqualifying Action or (ii) attributable to both a Remainco Disqualifying Action and a Spinco Disqualifying Action, then Remainco shall bear fifty percent (50%) and Parent and Spinco shall bear fifty percent (50%) of such Distribution Taxes and corresponding Tax-Related Losses.

(d) If any Distribution Taxes or Tax-Related Losses attributable thereto are attributable to any action or transaction constituting a Spinco Disqualifying Action with respect to which Spinco obtains both (i) the prior written consent of Remainco in satisfaction of Section 4.2(d)(iii) and (ii) either an Unqualified Tax Opinion in form and substance reasonably satisfactory to Remainco in satisfaction of Section 4.2(d)(i) or a Post-Distribution Ruling in satisfaction of Section 4.2(d)(ii), then Remainco shall bear fifty percent (50%) and Parent and Spinco shall bear fifty percent (50%) of such Distribution Taxes and corresponding Tax-Related Losses.

5.2 Indemnification Payments.

(a) Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) thirty (30) Business Days after the receipt of notice from the other Party. Any Tax indemnity payment required to be made pursuant to this Agreement shall be reduced by any corresponding Tax Benefit payment required to be made to the Indemnifying Party by the Indemnitee pursuant to Section 2.8. For the avoidance of doubt, a Tax Benefit payment is treated as corresponding to a Tax indemnity payment to the extent the Tax Benefit realized is directly attributable to the same Tax item (or adjustment of such Tax item pursuant to a Final Determination) that gave rise to the Tax indemnity payment.

(b) If, as a result of any change or redetermination, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than thirty (30) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.

(c) If an Indemnitee receives a Refund with respect to a Tax Contest for which the Indemnifying Party made an indemnity payment to the Indemnitee pursuant to Section 5.2(a), the Indemnitee shall pay the amount of such Refund to the Indemnifying Party, such payment to the Indemnifying Party not to exceed such indemnity payment, no later than thirty (30) Business Days after the receipt of such Refund.

5.3 Payment Mechanics.

(a) All payments under this Agreement shall be made by Remainco directly to Spinco and by Spinco directly to Remainco; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Remainco Group, on the one hand, may make such indemnification payment to any member of the Spinco Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 5.4.

(b) In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).

5.4 Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement (other than any payment of interest accruing after the Distribution Date) shall be treated, to the extent permitted by Law, for all U.S. federal income tax purposes as either (i) a non-taxable contribution by Remainco to Spinco or (ii) a distribution by Spinco to Remainco, and, with respect to any payment made among the Parties pursuant to this Agreement after the Distribution, such payment shall be treated as having been made immediately prior to the Distribution.

ARTICLE VI

TAX CONTESTS

6.1 Notice. Each Party shall notify the other Party in writing within ten (10) Business Days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.

6.2 Separate Returns.

(a) If, pursuant to Article II hereof, Spinco has sole liability for the Taxes that are the subject of a Tax Contest with respect to any Separate Return, then subject to Section 6.5 and Section 6.6, Spinco shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

(b) With respect to any Tax Contest other than those described in Section 6.2(a), subject to Section 6.5 or Section 6.6, Remainco shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of such Tax Contest.

6.3 Joint Return. In the case of any Tax Contest with respect to any Joint Return, Remainco shall, subject to Section 6.5 and Section 6.6, have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.

6.4 Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.

6.5 Settlement Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Taxing Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith; and (iv) the Controlling Party shall not settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed without the prior written consent of the Non-Controlling Party (not to be unreasonably withheld, conditioned or delayed). The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, except to the extent the Non-Controlling Party is actually harmed thereby, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

6.6 Tax Contest Participation. Unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend and participate in, any formally scheduled meetings with Taxing Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement (including any Tax Contest related to the Tax-Free Status of the Transactions) or may reasonably be expected to give rise to Tax liabilities of the Non-Controlling Party for any Post-Distribution Period. The failure of the Controlling Party to provide any notice specified in this Section 6.6 to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII

COOPERATION

7.1 General.

(a) Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities; and

(ii) the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group.

Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.

7.2 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of payments between the Remainco Group and the Spinco Group as set forth in Section 5.4, (b) the Tax Materials or (c) the Tax-Free Status of the Transactions.

ARTICLE VIII

RETENTION OF RECORDS; ACCESS

8.1 Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven (7) years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Remainco Group or the Spinco Group for any Pre-Distribution Period or Post-Distribution Period or for any Tax Contests relating to such Tax Returns. At any time after the Distribution Date when the Remainco Group proposes to destroy any Tax Records, the Remainco Group shall first notify the Parent Group in writing, and the Parent Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Distribution Date when the Spinco Group or Parent Group proposes to destroy any Tax Records, Spinco or Parent, as appropriate, shall first notify Remainco in writing and the Remainco Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (including, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.

ARTICLE IX

DISPUTE RESOLUTION

9.1 Dispute Resolution. In the event of any dispute between the Parties as to any financial matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Remainco, Spinco, Parent, and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than ninety (90) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Remainco and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by Remainco, on the one hand, and Parent and Spinco, on the other hand.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Entire Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. Except as expressly set forth in this Agreement, the Separation Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by this Agreement and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement, on the one hand, and the Separation Agreement or any Ancillary Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern. Notwithstanding the foregoing, in the event of any conflict between this Agreement and the Employee Matters Agreement with respect to the Ligand Equity Awards, the OmniAb Equity Awards (as such terms are defined in the Employee Matters Agreement), payroll Taxes, or Code Section 409A, the Employee Matters Agreement shall govern.

10.2 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

10.3 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

10.4 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Distribution Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

10.5 Assignability. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

10.6 No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.

10.7 Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

10.8 Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

10.9 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by registered or certified mail (return receipt requested), or by e-mail (provided confirmation of transmission is electronically generated and kept on file by the sending party), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.9):

If to Remainco, to:

Ligand Pharmaceuticals Incorporated

3911 Sorrento Valley Blvd., Suite 110

San Diego, CA 92121

Attn: Chief Financial Officer

E-mail: [***]

If to Spinco, to:

OmniAb Operations, Inc. (f/k/a OmniAb, Inc.)

5980 Horton Street, Suite 600

Emeryville, CA 94608

Attn: Chief Legal Officer

E-mail: [***]

If to Parent, to:

OmniAb, Inc. (f/k/a Avista Public Acquisition Corp. II)

65 East 55th Street, 18th Floor

New York, New York 10022

Attn: [***] General Counsel

Email: [***]

10.10 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

10.11 Consents. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

10.12 Expenses. Except as otherwise specified in this Agreement, or as otherwise agreed in writing between Remainco, Parent, and Spinco, Remainco, Parent, and Spinco shall each be responsible for its own fees, costs and expenses paid or incurred in connection with this Agreement.

10.13 Termination and Amendment. This Agreement may not be terminated, modified or amended except by an agreement in writing signed by Remainco, Parent, and Spinco.

10.14 Titles and Headings. Titles and headings to articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.15 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.16 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

10.17 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

10.18 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.19 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

10.20 Distribution Time. This Agreement shall become effective only upon the Distribution Time on the Distribution Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

OMNIAB, INC. (F/K/A AVISTA PUBLIC ACQUISITION CORP. II)

By:	/s/ Benjamin Silbert
Name: Benjamin Silbert
Title: General Counsel

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Matthew Korenberg
Name: Matthew Korenberg
Title: Executive Vice President, Finance and
Chief Financial Officer

OMNIAB OPERATIONS, INC. (F/K/A OMNIAB, INC.)

By:	/s/ Matthew W. Foehr
Name: Matthew W. Foehr
Title: President and Chief Executive Officer

[Signature Page to Tax Matters Agreement]